Exhibit 10.43

SUMMARY OF ANNUAL COMPENSATION OF DIRECTORS

The following table summarizes the compensation of our directors during 2004 (with the exception of Dr. Coffman (until his retirement on September 1, 2004) and Mr. Stevens who as executive officers were not paid for their service as directors):

Cash retainer	$75,000

Stock retainer[1]	$75,000 in stock units, stock options or 50/50 combination thereof

Chairman of the Board Retainer[2]	$500,000 on annualized basis

Committee Chairman retainer	$5,000

Deferred compensation plan[3]	Cash retainer deferrable with earnings at prime rate, S&P 500 or LMT stock return

Charitable award program[4] [Participation in program limited to directors elected prior to 2004 Annual Meeting.]	$1,000,000 donation ($100,000 following director’s retirement; $900,000 in 9 annual installments following director’s death)

Travel accident insurance[5]	$1,000,000

Director education institutes/activities	Reimbursed for costs and expenses

Perquisites[6]	Home computer system

NOTES TO TABLE:

(1)

Under the Lockheed Martin Corporation Directors’ Equity Plan (“Directors’ Equity Plan”), each non-employee director may elect to receive (i) a number of stock units with a value on January 15 equal to $75,000 or (ii) options to purchase a number of shares of stock, which options have an aggregate fair market value on January 15 of $75,000 or (iii) a combination of stock units with a value on January 15 equal to $37,500 and options to purchase a number of shares of stock which options have an aggregate fair market value on January 15 of $37,500. The amount a director ultimately receives will depend upon the performance of Lockheed Martin stock following the award. Except in certain circumstances, options and stock units vest on the first anniversary of grant. Upon a change in control (as defined in the Directors’ Equity Plan) a director’s stock units and outstanding options become fully vested, and directors will have the right to exercise their options immediately. Upon a director’s termination of service from our Board of Directors, the vested stock units will be distributed, at the director’s election, in whole shares of stock or in cash, in a lump sum or in up to ten annual installments. During the period a director’s interest is represented by stock units, a director has no voting, dividend or other rights with respect to the shares, but will receive additional stock units representing dividend equivalents (converted to stock units based on the closing market price of our common stock on the applicable dividend payment dates). Stock options are rights to purchase a specified number of shares of our common stock at an exercise price equal to 100 percent of the fair market value of the stock on the grant date. The options granted pursuant to the Directors’ Equity Plan are non-qualified stock options and have a term of ten years. A director may exercise the options during the ten-year term after meeting a one-year vesting requirement. A director has

Exhibit 10.43

SUMMARY OF ANNUAL COMPENSATION OF DIRECTORS

no voting, dividend or other stockholder rights for the shares of common stock covered by an option until he or she becomes the holder of record of those shares. The Directors’ Equity Plan was approved by the stockholders in 1999.

(2)	Dr. Coffman became a non-employee Chairman on September 1, 2004 and will retire from the Board on April 28, 2005. The Chairman of the Board retainer will be prorated to take his retirement into account.
(3)	The Directors’ Deferred Compensation Plan provides non-employee directors the opportunity to defer up to 100 percent of the cash portion of their fees. Deferred amounts earn interest at a rate that tracks the performance of (i) the prime rate, (ii) the published index for the Standard & Poor’s 500 (with dividends reinvested) or (iii) our common stock (with dividends reinvested), at the director’s election. A participating director’s deferred fees generally will be distributed (in a lump sum or in up to 15 installments) commencing (i) the January following the year in which the director terminates service; (ii) the next January 15 or July 15 after the director terminates service; or (iii) the January 15 in the year after the director terminates service, and a specified birthday.
(4)	The Lockheed Martin Corporation Directors’ Charitable Award Plan (the “Directors’ Charitable Award Plan”), which was amended to limit participation to directors elected prior to the 2004 Annual Meeting, provides that Lockheed Martin will make donations to tax-exempt organizations previously recommended by the director up to an aggregate of $1 million for each director. The Directors’ Charitable Award Plan, amended effective April 2004, provides that $100,000 will be contributed at the time of retirement of a director; the remaining $900,000 will be contributed upon the death of the director. Directors are vested under this Plan if they have served for at least five years on the Lockheed Martin Board of Directors or their service on the Lockheed Martin Board of Directors is terminated due to death, disability or retirement. Under the terms of the Directors’ Charitable Award Plan, if there is a change in control of Lockheed Martin, all participating directors in the plan shall immediately become vested.
(5)	Each non-employee director is provided travel accident insurance up to $1 million in the event the director is involved in an accident while traveling on business related to Lockheed Martin.
(6)	Each director may elect to be provided a home computer and printer at the election of the director. Technical assistance and internet access are provided by the Corporation. The average cost per director is $2,710.